LONESTAR SECOND QUARTER 2019 PRODUCTION EXCEEDS GUIDANCE

Fort Worth, Texas, July 8, 2019 (Business Wire) - Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, "Lonestar", "we", "our" or the "Company") announced estimated production rates for the three months ended June 30, 2019.

Lonestar previously issued production guidance for the three months ended June 30, 2019 ("2Q19") in a range of 12,400 to 12,800 Boe/d, which represents a 12% increase over first quarter 2019 levels at its midpoint. At its midpoint, this guidance consisted of 7,355 Bbl/d of crude oil, 2,530 Bbl/d of NGL’s and 16,290 Mcf/d of natural gas.

With the second quarter of 2019 complete, Lonestar is issuing estimated 2Q19 average daily production rates of 13,500 Boe/d, which consists of 7,700 Bbl/d or crude oil, 2,850 Bbl/d of NGL’s and 17,700 Mcf/d of natural gas. Importantly, Lonestar registered results which were higher than guidance for each commodity, and this result represents a 19% sequential increase in crude oil production and a 20% sequential increase in total equivalent production.

The outperformance to the Company’s guidance is principally a function of the fact that the wells it has placed onstream in Karnes County, Horned Frog, and Horned Frog NW are outperforming their third-party type curves, which are the basis for Lonestar’s guidance. Further, Lonestar has consistently finished drilling, completion and flowback operations ahead of schedule, which also contributes to the Company’s ability to exceed the high end of guidance.

Lonestar's Chief Executive Officer, Frank D. Bracken, III, commented, "Our new 2019 completions in Karnes County and Horned Frog have been outstanding performers thus far, and continue a streak of highly productive Eagle Ford Shale wells in our 2019 capital program. Our 2019 program is generating outstanding returns for our shareholders and will now begin to be reflected in our financial results, yielding significant increases in production and EBITDAX while establishing cash flow self-sufficiency later this year."

About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (the "SEC") on March 13, 2019 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.